Exhibit 99.8

Summary Reserve, Production and Operating Data

Estimates of our oil and natural gas reserves and present values of proved reserves for our fiscal years ended December 31, 2008, 2009 and 2010 are derived from engineer evaluation reports prepared by Williamson Petroleum Consultants, Inc., independent oil and gas consultants, and Ryder Scott Company, L.P., independent engineering consultants.

Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data and the interpretation of that data by petroleum engineers. In addition, the results of drilling, testing and production activities may require revisions of estimates that were made previously. If significant, these revisions may change the schedule of any further production and development drilling. Accordingly, reserve estimates are generally different from the quantities of oil and gas that are ultimately recovered.

The following table sets forth summary data with respect to estimated proved reserves, costs incurred, reserve replacement ratios and funding and development costs production and other operating data on a historical basis as of and for the periods presented:

	Year ended December 31,
	2008	2009	2010
	($ in thousands, except as indicated)
Proved reserves:
Oil & natural gas liquids (MBbls)	20,776	20,953	37,815
Gas (MMcf)	103,929	76,103	79,497
Total (MBOE)	38,098	33,637	51,065
Present value of proved reserves	$511,661	$460,386	$991,748
Standardized measure of discounted future net cash flows	$405,166	$364,273	$684,438
Future income taxes (discounted at 10%)	$82,232	$66,775	$276,865
Oil & natural gas liquids as a percent of proved reserves	54.5%	62.3%	74.1%
Proved developed reserves as a percent of proved reserves	82.3%	85.0%	67.5%
Prices used in calculating end of year reserves:
Oil & natural gas liquids per Bbl	$42.03	$54.81	$72.36
Gas per MMbtu	$5.90	$3.71	$5.44
Reserve life estimate (in years)	6.1	5.8	9.4

PV-10 Value is a non-GAAP financial measure that we believe is useful as a supplemental disclosure to the standardized measure of discounted future net cash flows, a GAAP financial measure. While the standardized measure of discounted future net cash flows is dependent on the unique tax situation of each entity, PV-10 Value is based on prices and discount factors that are consistent for all entities and can be used within the industry and by securities analysts to evaluate proved reserves on a more comparable basis. The following table reconciles PV-10 Value to standardized measure of discounted future net cash flows.

	As of December 31,
	2008	2009	2010
	(In thousands)
PV-10 Value, a non-GAAP financial measure	$511,661	$460,386	$991,748
Less present value, discounted at 10% of:
Estimated asset retirement obligations	(24,263)	(29,338)	(30,445)
Estimated future income taxes	(82,232)	(66,775)	(276,865)
Standardized measure of discounted future net cash flows, a GAAP financial measure	$405,166	$364,273	$684,438

The following table sets forth summary data with respect to production and other operating data on a historical basis for the periods presented:

	Year ended December 31,
	2008	2009	2010
Oil and gas production data:
Oil (MBbls)	2,952	2,865	3,375
Gas (MMcf)	18,553	15,949	10,750
Natural gas liquids (MBbls)	182	240	292
Total (MBOE)	6,226	5,763	5,459
Average Daily Production:
Oil (Bbls)	8,088	7,849	9,247
Gas (Mcf)	50,830	43,696	29,452
Natural gas liquids (Bbls)	499	658	800
Total (BOE)	17,059	15,790	14,956
Average realized price(a):
Oil ($/Bbl)	$97.35	$57.37	$76.44
Gas ($/Mcf)	$9.02	$4.35	$5.17
Natural gas liquids ($/Bbl)	$54.45	$30.83	$42.47
Production costs per BOE	$14.30	$13.24	$15.23
Production costs (excluding production taxes) per BOE	$10.70	$10.79	$12.03
General and administrative (“G&A”) expenses per BOE(b)	$4.12	$3.59	$6.52
G&A expenses (excluding non-cash compensation) per BOE(c)	$3.18	$3.35	$3.97
Depletion, depreciation and amortization per BOE	$19.36	$22.50	$18.53

(a)                                  We did not designate any of our derivatives as cash flow hedges under applicable accounting standards. All changes in the fair value of these contracts prior to maturity, plus any realized gains/losses at maturity, are recorded as other income (expense) in our statements of operations and are excluded from computation of average realized prices from oil and gas sales. During the year ended December 31, 2010, we realized net gains/losses on derivative contracts as follows: Oil: losses of $2.28 per Bbl of oil produced; Gas: gain of $1.63 per Mcf of gas produced.

(b)                                 G&A expense per BOE is calculated by dividing (1) G&A expense as set forth in our consolidated financial statements by (2) total production on a BOE basis for each period.

(c)                                  G&A expense (excluding non-cash compensation) per BOE is calculated by dividing (1) G&A expense as set forth in our consolidated financial statements less non-cash compensation by (2) total production on a BOE basis for each period.